Exhibit 99.1

News Release Page 1 of 15
Cboe Global Markets Reports Results for Third Quarter 2026
Third Quarter Highlights*
•Record Diluted EPS for the Quarter of $4.08, Up 43 percent
•Adjusted Diluted EPS1 for the Quarter of $3.63, Up 36 percent
•Net Revenue for the Quarter of $712.2 million, Up 18 percent
•Increases 2026 Organic Total Net Revenue Growth Target2 to 'high teens' from 'mid to high teens' and Cboe Data Vantage3 Organic Net Revenue Growth Target2 to 'mid teens' from 'low teens'
•Decreases 2026 Adjusted Operating Expense Guidance2 to $830 to $845 million from $838 to $853 million
CHICAGO, IL – October 30, 2026 – Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the third quarter of 2026.
“Our strong momentum continued in the third quarter as we took important steps to advance our growth strategy,” said Craig Donohue, Chief Executive Officer of Cboe Global Markets. “First, we extended our exclusive S&P license through 2051, providing certainty and continuity for our SPX and VIX franchises. Second, building upon our history of innovation, we advanced our Cboe Predicts offering and our clearing capabilities through the quarter, and recently received the SEC approvals needed to list and clear our company-KPI event contracts, in anticipation of a November launch. Together, these accomplishments strengthen our core business and enhance our ability to drive growth and create shareholder value.”
“Cboe posted strong third quarter results, delivering net revenue growth of 18 percent year over year, diluted EPS rose 43 percent to a record $4.08, and adjusted diluted EPS¹ grew 36 percent to $3.63,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer. “Net revenue in our Derivatives business rose 22 percent, driven by a 24 percent increase in index options average daily volume supported by record 0DTE activity. Cash and Spot Markets net revenue increased 12 percent, while Data Vantage delivered record quarterly net revenue, up 13 percent from a year ago. Given our strong year-to-date performance, we are increasing our 2026 total organic net revenue growth target2 to ‘high teens’ from ‘mid to high teens’, increasing our Data Vantage organic net revenue growth target2 to ‘mid teens’ from ‘low teens’, and lowering adjusted operating expense guidance to $830 to $845 million from $838 to $853 million.”
*All comparisons are third quarter 2026 compared to the same period in 2025.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See “Non-GAAP Information” in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition or divestiture related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, and GAAP operating expenses, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above. 2026 guidance includes the anticipated business-as-usual financial contribution from Cboe Canada, which Cboe announced divestiture plans for in October 2025. 2026 guidance will be updated as further actions are announced. Given the third quarter sale completion for Cboe Australia, 2026 total organic net revenue growth guidance and Data Vantage organic net revenue growth guidance excludes the 2025 and 2026 impact of Cboe Australia in its organic guidance calculation.
(3)Cboe Data Vantage refers to the company's Cboe Data Vantage business (formerly known as Data and Access Solutions). Cboe Data Vantage is subsequently referred to as Data Vantage throughout this press release.

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News Release Page 2 of 15
Consolidated Third Quarter Results
Table 1 below presents selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended September 30, 2026 and 2025.

Table 1
Consolidated Third Quarter Results ($ in millions except per share amounts and percentages)	3Q26	3Q25	Change		3Q26 Adjusted¹	3Q25 Adjusted¹	Change
Total Revenues Less Cost of Revenues	$712.2	$605.5	18%		$712.2	$605.5	18%
Total Operating Expenses	$249.4	$235.2	6%		$204.0	$210.2	(3)%
Gain on divestiture, net	$71.5	$—	*		$—	$—	*
Operating Income	$534.3	$370.3	44%		$508.2	$395.3	29%
Operating Margin %	75.0%	61.2%	13.8	pp	71.4%	65.3%	6.1	pp
Net Income Allocated to Common Stockholders	$426.7	$299.3	43%		$379.6	$279.8	36%
Net Income Allocated to Common Stockholders Margin %	59.9%	49.4%	10.5	pp	53.3%	46.2%	7.1	pp
Diluted Earnings Per Share	$4.08	$2.85	43%		$3.63	$2.67	36%
Operating EBITDA¹	$562.0	$401.2	40%		$521.8	$409.0	28%
Operating EBITDA Margin %¹	78.9%	66.3%	12.6	pp	73.3%	67.5%	5.8	pp
EBITDA¹	$571.1	$458.5	25%		$528.8	$415.3	27%
EBITDA Margin %¹	80.2%	75.7%	4.5	pp	74.2%	68.6%	5.6	pp
•Total revenues less cost of revenues (referred to as “net revenue”2) of $712.2 million increased 18 percent, compared to $605.5 million in the prior-year period, a result of increases across all net revenue2 categories.
•Total operating expenses were $249.4 million versus $235.2 million in the third quarter of 2025, an increase of $14.2 million. This increase was primarily due to a $14.0 million incremental reserve recorded related to the company's notes receivable in connection with the funding of the Consolidated Audit Trail. Adjusted operating expenses1 of $204.0 million were down $6.2 million compared to $210.2 million in the third quarter of 2025. This decrease was primarily due to a decrease in salaries and wages in connection with the company's previously announced strategic realignment and a decrease in travel and promotional expenses when compared to the third quarter of 2025.
•The effective tax rate for the third quarter of 2026 was 22.8 percent as compared with 30.1 percent in the third quarter of 2025. The lower effective tax rate in 2026 is primarily due to the non-taxable gain on divestiture related to the sale of Cboe Australia. The effective tax rate on adjusted earnings1 was 27.6 percent, a decrease of 2.8 percentage points when compared with 30.4 percent in last year’s third quarter. The change was primarily due to changes in filing positions with state and local taxing authorities.
•Diluted EPS for the third quarter of 2026 increased 43 percent to $4.08 compared to the third quarter of 2025. Adjusted diluted EPS1 of $3.63 increased 36 percent compared to 2025 third quarter results.
Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by Business Segment (in millions)	3Q26	3Q25	Change
Options	$469.5	$380.8	23%
North American Equities	113.5	103.5	10%
Europe and Asia Pacific	73.3	69.1	6%
Futures	28.2	29.6	(5)%
Global FX	27.7	22.5	23%
Total	$712.2	$605.5	18%
(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See “Non-GAAP Information” in the accompanying financial tables.
(2)See the attached tables on page 10 for “Net Revenue by Revenue Category.”
*Not meaningful

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News Release Page 3 of 15
Discussion of Results by Business Segment:
Options:
•Options net revenue of $469.5 million was up $88.7 million, or 23 percent, from the third quarter of 2025. Net transaction and clearing fees1 increased primarily as a result of a 14 percent increase in total options average daily volume (“ADV”), coupled with a 9 percent increase in total options revenue per contract (“RPC”) versus the third quarter of 2025. Access and capacity fees were 25 percent higher and market data fees were 14 percent higher as compared to the third quarter of 2025.
•Net transaction and clearing fees1 increased $82.5 million, or 24 percent, reflecting a 24 percent increase in index options ADV and a 10 percent increase in multi-listed options ADV. Total options RPC increased 9 percent compared to the third quarter of 2025. The increase in total options RPC was due to a product mix shift, with index options representing a higher percentage of total options volume, paired with a 3 percent increase in index options RPC.
•Cboe’s Options exchanges had total market share of 30.5 percent for the third quarter of 2026, down compared to 30.9 percent in the third quarter of 2025.
North American (N.A.) Equities:
•N.A. Equities net revenue of $113.5 million increased $10.0 million, or 10 percent, from the third quarter of 2025, reflecting higher net transaction and clearing fees1 and access and capacity fees.
•Net transaction and clearing fees1 increased $4.9 million, or 16 percent, compared to the third quarter of 2025. The increase was driven by improved net capture rates for on-exchange U.S. Equities exchanges versus the third quarter of 2025.
•Cboe’s U.S. Equities exchanges had market share of 8.9 percent for the third quarter of 2026, down compared to 9.8 percent in the third quarter of 2025. Cboe’s U.S. Equities off-exchange market share was 21.3 percent, up from 17.9 percent in the third quarter of 2025.
Europe and Asia Pacific (APAC):
•Europe and APAC net revenue of $73.3 million increased $4.2 million, or 6 percent, from the third quarter of 2025, reflecting growth in net transaction and clearing fees1. On a constant currency basis2, net revenue was $74.1 million, up 7 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €12.4 billion, up 6 percent compared to the third quarter of 2025 driven by stronger industry market volumes. Cboe Clear Europe net settlement volume reached 4,231.4 thousand shares, up 19 percent from the third quarter of 2025.
•For the third quarter of 2026, Cboe European Equities had 23.0 percent market share, down from 25.4 percent in the third quarter of 2025.
Futures:
•Futures net revenue of $28.2 million decreased $1.4 million, or 5 percent, from the third quarter of 2025 driven by a decrease in net transaction and clearing fees1.
•Net transaction and clearing fees1 decreased by $1.9 million, reflecting a 7 percent decrease in ADV when compared to the third quarter of 2025.
Global FX:
•Global FX net revenue of $27.7 million increased $5.2 million, or 23 percent, from the third quarter of 2025. The increase was due to higher net transaction and clearing fees1.
•ADNV traded on the Cboe FX platform was $61.1 billion for the quarter, up 22 percent compared to last year’s third quarter, and net capture rate per one million dollars traded was $2.91 for the third quarter of 2026, up 1 percent compared to $2.89 in the third quarter of 2025.

(1)See the attached tables on page 10 for “Net Transaction and Clearing Fees by Business Segment.”
(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See “Non-GAAP Information” in the accompanying financial tables.

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News Release Page 4 of 15
2026 Fiscal Year Financial Guidance1
Cboe provided guidance for the 2026 fiscal year as noted below.
•Organic total net revenue growth2 is expected to be in the 'high teens' range, up from prior guidance of 'mid to high teens' in 2026.
•Organic net revenue growth2 from Data Vantage is expected to be in the ‘mid teens’ range, up from prior guidance of 'low teens' in 2026.
•Adjusted operating expenses2 in 2026 are expected to be in the range of $830 to $845 million, down from prior guidance of $838 to $853 million. The guidance excludes the expected amortization of acquired intangible assets of $59 million; the company adjusts for this amount in its non-GAAP reconciliation.
•Reaffirms depreciation and amortization expense for 2026 is expected to be in the range of $54 to $58 million, excluding the expected amortization of acquired intangible assets.
•Reaffirms the effective tax rate on adjusted earnings2 for the full year 2026 is expected to be in the range of 27.5 to 29.5 percent. Significant changes in trading volume, expenses, tax laws or rates, and other items could materially impact this expectation.
•Reaffirms capital expenditures for 2026 are expected to be in the range of $98 to $108 million.
(1)2026 guidance includes the anticipated impacts from discontinuing U.S. and European Corporate Listings, CEDX, and Cboe’s Japanese equities business, as well as the planned cost reductions in U.S. and European ETP Listings businesses and several of Cboe's smaller Risk and Market Analytics businesses, as announced in 2025 and early 2026, as well as anticipated realignment costs.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition or divestiture related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, and GAAP operating expenses, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above. 2026 guidance includes the anticipated business-as-usual financial contribution from Cboe Canada, which Cboe announced divestiture plans for in October 2025. 2026 guidance will be updated as further actions are announced. Given the third quarter sale completion for Cboe Australia, 2026 total organic net revenue growth guidance and Data Vantage organic net revenue growth guidance excludes the 2025 and 2026 impact of Cboe Australia in its organic guidance calculation.

Capital Management
At September 30, 2026, the company had cash and cash equivalents of $2,662.6 million and adjusted cash3 of $2,720.5 million. Total debt as of September 30, 2026 was $1,444.3 million.
The company paid cash dividends of $90.2 million, or $0.86 per share, during the third quarter of 2026 and utilized $56.1 million to repurchase approximately 211 thousand shares of its common stock under its share repurchase program at an average price of $266.17 per share. As of September 30, 2026, the company had approximately $480.7 million of availability remaining under its existing share repurchase authorizations. As announced on October 22, 2026, the company's Board of Directors increased its share repurchase authorization by $550 million. This new authorization will be in addition to any unused amount remaining under the company's existing share repurchase authorizations. As of October 28, 2026, the company had approximately $1.0 billion authorized and available for repurchase.
Earnings Conference Call
Executives of Cboe Global Markets will host a conference call to review its third quarter financial results today, October 30, 2026, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com, under Events & Presentations. Participants may also listen via telephone by dialing (833) 461-5787 (toll-free) or (585) 542-9983 (toll) and using the Conference ID 518-114-684. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See “Non-GAAP Information” in the accompanying financial tables.
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News Release Page 5 of 15
About Cboe Global Markets
Cboe Global Markets, Inc. is a leading global markets operator with a long history of innovation in equity derivatives. Since launching the world's first listed options exchange in 1973, Cboe has pioneered landmark products, including the introduction of S&P 500® index options and the creation of the VIX® Index, the world's leading gauge of market volatility, reshaping how investors manage risk and access opportunity. Today, Cboe operates derivatives, equities, and FX markets, providing trading, clearing, and investment solutions for customers worldwide. To learn more about Cboe, visit www.cboe.com.
Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties, and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price and new products and services competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees, or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel; increasing competition by foreign and domestic entities; our business and operational dependence on and exposure to risk from third parties; factors that impact the quality and integrity of our and other applicable indices; our ability to manage our global operations, growth, and strategic acquisitions, wind-downs, divestitures or alliances effectively; increases in the cost of the products and services we use; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, liquidity, market, investment, counterparty, and default risks, associated with operating our clearinghouses; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing our business interests and our regulatory responsibilities; the loss of key customers or a significant reduction in trading or clearing volumes by key customers; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments, or intangible assets; the accuracy of our estimates and expectations; and litigation risks and other liabilities. More detailed information about factors that may cause our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593-506-719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com
CBOE-F
Trademarks:
Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Cboe Clear®, Cboe Datashop®, BIDS Trading®, BZX®, BYX®, EDGX®, EDGA®, and VIX® are registered trademarks and Cboe PlusSM, Cboe PredictsSM, and Cboe Data VantageSM are service marks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.
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News Release Page 6 of 15
Cboe Global Markets, Inc.
Key Performance Statistics by Business Segment

	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Options
Total industry ADV (in thousands)	69,956	72,838	68,894	66,608	60,798
Total Company Options ADV (in thousands):	21,347	21,862	20,076	19,419	18,775
Multi-listed options	15,296	15,654	13,940	13,965	13,911
Index options	6,051	6,208	6,136	5,454	4,864
Total Options Market Share:	30.5%	30.0%	29.1%	29.2%	30.9%
Multi-listed options	24.0%	23.5%	22.3%	22.9%	24.9%
Total Options RPC:	$0.307	$0.317	$0.343	$0.317	$0.281
Multi-listed options	$0.052	$0.064	$0.080	$0.075	$0.055
Index options	$0.952	$0.953	$0.940	$0.938	$0.926

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	16.9	20.2	20.0	18.6	17.6
Market share %	8.9%	9.4%	9.8%	9.4%	9.8%
Net capture (per 100 touched shares)	$0.022	$0.019	$0.017	$0.018	$0.015
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	213.5	237.5	249.2	197.0	202.3
Off-Exchange ATS block market share % (reported on a one-month lag)	21.3%	16.7%	16.7%	17.0%	17.9%
Net capture (per 100 touched shares)	$0.059	$0.058	$0.063	$0.064	$0.064
Canadian Equities:
ADV (matched shares, in millions)	158.8	185.8	215.8	195.9	163.8
Total market share %	13.2%	13.1%	12.5%	12.7%	12.5%
Net capture (per 10,000 shares, in Canadian dollars)	$4.534	$4.355	$4.329	$3.962	$4.142

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€54.2	€63.4	€67.8	€49.1	€46.1
Market share %	23.0%	24.4%	25.5%	24.8%	25.4%
Net capture (per matched notional value (bps), in Euros)	€0.282	€0.289	€0.272	€0.278	€0.288
Cboe Clear Europe:
Trades cleared (in thousands)	397,771.6	422,482.0	434,717.3	322,339.2	329,293.1
Fee per trade cleared (in Euros)	€0.008	€0.008	€0.009	€0.010	€0.010
Net settlement volume (shares in thousands)	4,231.4	3,964.2	3,931.2	3,603.7	3,541.9
Net fee per settlement (in Euros)	€1.036	€1.042	€1.044	€1.113	€1.015

Futures
ADV (in thousands)	187.3	222.7	283.3	239.2	200.7
RPC	$1.712	$1.664	$1.649	$1.717	$1.745

Global FX
ADNV ($ - in billions)	$61.1	$60.6	$70.4	$53.3	$49.9
Net capture (per one million dollars traded)	$2.91	$2.96	$2.87	$2.95	$2.89
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ADV = average daily volume; ADNV = average daily notional value.
RPC, average revenue per contract, for options and futures, represents total net transaction fees recognized for the period divided by total contracts traded during the period.
Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.
Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.
U.S. Equities - Exchange, “net capture per 100 touched shares” refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities - Off-Exchange data reflects BIDS Trading. For U.S. Equities - Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.
Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten-thousandth ADV of shares for Cboe Canada and the number of trading days. Total market share represents Cboe Canada volume divided by the total volume of the Canadian Equities market.
European Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, “Fee per trade cleared” refers to clearing fees divided by the number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and “Net fee per settlement” refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.
Global FX, “net capture per one million dollars traded” refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction.
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts, and transaction mix by contract type and product type.
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News Release Page 8 of 15
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and Nine Months Ended September 30, 2026 and 2025

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2026	2025	2026	2025
Revenues:
Cash and spot markets	$511.3	$415.0	$1,573.8	$1,403.5
Data Vantage	182.6	162.1	545.5	472.9
Derivatives markets	664.9	564.6	1,955.1	1,633.8
Total Revenues	1,358.8	1,141.7	4,074.4	3,510.2
Cost of Revenues:
Liquidity payments	403.8	453.3	1,303.6	1,266.1
Routing and clearing	19.2	20.0	60.0	60.3
Regulatory fees cost of revenues	143.9	—	297.8	238.4
Royalty fees and other cost of revenues	79.7	62.9	240.3	187.4
Total Cost of Revenues	646.6	536.2	1,901.7	1,752.2
Revenues Less Cost of Revenues	712.2	605.5	2,172.7	1,758.0
Operating Expenses:
Compensation and benefits	132.7	129.2	415.3	373.3
Depreciation and amortization	27.7	30.9	85.3	91.1
Technology support services	27.9	26.6	81.7	78.9
Professional fees and outside services	24.7	21.6	65.4	67.2
Travel and promotional expenses	8.4	12.0	29.6	26.6
Facilities costs	6.2	6.4	18.5	19.6
Acquisition-related costs	—	0.2	—	0.4
Impairment of assets	1.4	4.5	1.4	21.6
Other expenses	20.4	3.8	31.1	16.0
Total Operating Expenses	249.4	235.2	728.3	694.7
Gain on divestiture, net	71.5	—	71.5	—
Operating Income	534.3	370.3	1,515.9	1,063.3
Non-operating Income (Expenses):
Interest expense	(13.1)	(13.3)	(39.6)	(39.0)
Interest income	22.7	14.3	58.6	34.0
Earnings on investments, net	1.6	52.7	13.7	48.3
Other income, net	9.0	6.1	16.1	8.3
Total Non-operating Income (Expenses)	20.2	59.8	48.8	51.6
Income Before Income Tax Provision	554.5	430.1	1,564.7	1,114.9
Income tax provision	126.3	129.3	397.7	328.4
Net Income	428.2	300.8	1,167.0	786.5
Net income allocated to participating securities	(1.5)	(1.5)	(4.4)	(3.9)
Net Income Allocated to Common Stockholders	$426.7	$299.3	$1,162.6	$782.6
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$4.08	$2.86	$11.11	$7.47
Diluted earnings per share	4.08	2.85	11.08	7.45
Weighted average shares used in computing income per share:
Basic	104.5	104.6	104.6	104.7
Diluted	104.7	104.9	104.9	105.1
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News Release Page 9 of 15
Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
September 30, 2026 and December 31, 2025

(in millions)	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$2,662.6	$2,216.5
Financial investments	41.2	36.1
Accounts receivable, net	500.1	391.4
Margin deposits, default fund, and interoperability fund	2,992.6	1,618.2
Income taxes receivable	97.5	67.9
Assets held for sale	169.6	—
Other current assets	103.4	91.3
Total current assets	6,567.0	4,421.4

Investments	39.1	32.4
Property and equipment, net	145.7	133.1
Operating lease right of use assets	100.1	111.0
Goodwill	3,048.2	3,150.5
Intangible assets, net	1,168.8	1,297.2
Other assets, net	157.7	159.7
Total assets	$11,226.6	$9,305.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$377.7	$686.9
Current portion of long-term debt	649.8	—
Section 31 fees payable	46.9	0.2
Deferred revenue	12.5	6.9
Margin deposits, default fund, and interoperability fund	2,992.6	1,618.2
Income taxes payable	0.8	50.1
Liabilities held for sale	10.5	—
Total current liabilities	4,090.8	2,362.3

Long-term debt	794.5	1,442.9
Non-current unrecognized tax benefits	24.9	15.8
Deferred income taxes	237.1	185.3
Non-current operating lease liabilities	108.0	120.9
Other non-current liabilities	44.8	39.8
Total liabilities	5,300.1	4,167.0

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.0	1.0
Treasury stock, at cost	(166.2)	(1.5)
Additional paid-in capital	1,617.9	1,565.1
Retained earnings	4,469.0	3,543.6
Accumulated other comprehensive income, net	4.8	30.1
Total stockholders’ equity	5,926.5	5,138.3

Total liabilities and stockholders’ equity	$11,226.6	$9,305.3
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News Release Page 10 of 15

Table 3
Net Transaction and Clearing Fees by Business Segment Three Months Ended September 30, 2026 and 2025 (in millions)	Consolidated September 30,		Options September 30,		N.A. Equities September 30,		Europe and APAC September 30,		Futures September 30,		Global FX September 30,
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Transaction and clearing fees	$963.5	$919.9	$585.1	$519.0	$275.0	$305.1	$56.5	$52.4	$22.3	$23.8	$24.6	$19.6
Liquidity payments	(403.8)	(453.3)	(161.2)	(177.1)	(232.5)	(265.6)	(8.3)	(9.2)	(1.8)	(1.4)	—	—
Routing and clearing	(19.2)	(20.0)	(4.3)	(4.8)	(6.7)	(8.6)	(7.3)	(6.1)	—	—	(0.9)	(0.5)
Net transaction and clearing fees	$540.5	$446.6	$419.6	$337.1	$35.8	$30.9	$40.9	$37.1	$20.5	$22.4	$23.7	$19.1

Table 4
Net Revenue by Revenue Category Three Months Ended September 30, 2026 and 2025 (in millions)	Cash and Spot Markets September 30,		Data Vantage September 30,		Derivatives Markets September 30,		Total September 30,
	2026	2025	2026	2025	2026	2025	2026	2025
Transaction and clearing fees	$356.1	$377.0	$—	$—	$607.4	$542.9	$963.5	$919.9
Access and capacity fees	—	—	120.4	103.9	—	—	120.4	103.9
Market data fees	15.5	16.8	61.4	57.5	10.8	9.4	87.7	83.7
Regulatory fees	109.7	1.0	—	—	45.8	10.8	155.5	11.8
Other revenue	30.0	20.2	0.8	0.7	0.9	1.5	31.7	22.4
Total revenues	$511.3	$415.0	$182.6	$162.1	$664.9	$564.6	$1,358.8	$1,141.7

Liquidity payments	$240.9	$274.0	$—	$—	$162.9	$179.3	$403.8	$453.3
Routing and clearing	14.7	15.2	—	—	4.5	4.8	19.2	20.0
Regulatory fees cost of revenues	109.5	—	—	—	34.4	—	143.9	—
Royalty fees and other cost of revenues	14.8	8.5	3.5	3.2	61.4	51.2	79.7	62.9
Total cost of revenues	$379.9	$297.7	$3.5	$3.2	$263.2	$235.3	$646.6	$536.2

Revenues less cost of revenues (net revenue)	$131.4	$117.3	$179.1	$158.9	$401.7	$329.3	$712.2	$605.5

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News Release Page 11 of 15
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include organic net revenue, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders, adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted income before income taxes, operating EBITDA, operating EBITDA margin, adjusted operating EBITDA, adjusted operating EBITDA margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted cash, and net revenue in constant currency.
Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Table 5 (in millions)	Three Months Ended, September 30,
Reconciliation of Revenues Less Cost of Revenues to Organic Net Revenue	Cash and Spot Markets		Data Vantage		Derivatives Markets		Total
	2026	2025	2026	2025	2026	2025	2026	2025
Revenues less cost of revenues (net revenue)	$131.4	$117.3	$179.1	$158.9	$401.7	$329.3	$712.2	$605.5
Divestiture net revenue (1)	(0.5)	(1.0)	(2.4)	(6.4)	—	—	(2.9)	(7.4)
Organic net revenue	$130.9	$116.3	$176.7	$152.5	$401.7	$329.3	$709.3	$598.1

	Nine Months Ended, September 30,
	Cash and Spot Markets		Data Vantage		Derivatives Markets		Total
	2026	2025	2026	2025	2026	2025	2026	2025
Revenues less cost of revenues (net revenue)	$415.2	$339.6	$534.7	$463.4	$1,222.8	$955.0	$2,172.7	$1,758.0
Divestiture net revenue (1)	(2.9)	(2.5)	(17.4)	(19.0)	—	—	(20.3)	(21.5)
Organic net revenue	$412.3	$337.1	$517.3	$444.4	$1,222.8	$955.0	$2,152.4	$1,736.5
(1)These amounts represent the revenues less cost of revenues associated with the Cboe Australia business, which was sold on July 31, 2026. Prior period amounts have been adjusted to provide a period-over-period comparison.
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News Release Page 12 of 15
Reconciliation of GAAP and Non-GAAP Information

Table 6	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except percentages and per share amounts)	2026	2025	2026	2025
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown in Table 1)
Net income allocated to common stockholders	$426.7	$299.3	$1,162.6	$782.6
Non-GAAP adjustments
Acquisition-related costs (1)	—	0.2	—	0.4
Amortization of acquired intangible assets (2)	14.1	17.2	45.4	52.8
Gain on divestiture, net (3)	(71.5)	—	(71.5)	—
Provision for notes receivable (4)	14.0	—	14.0	—
Strategic realignment costs (5)	16.7	7.0	45.5	24.6
Executive compensation adjustment (6)	0.6	0.6	1.8	1.0
Non-operating investment adjustments, net (7)	(2.1)	(51.0)	(11.6)	(51.7)
Total Non-GAAP adjustments	(28.2)	(26.0)	23.6	27.1
Income tax expense related to the items above	(10.7)	6.5	(24.6)	(7.7)
Deferred tax re-measurements (8)	(1.7)	—	(2.3)	(1.0)
Tax reserves (8)	—	—	(11.4)	—
State rate changes (8)	(6.6)	—	(6.6)	—
Net income allocated to participating securities - effect on reconciling items	0.1	—	0.1	(0.3)
Adjusted earnings	$379.6	$279.8	$1,141.4	$800.7

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$4.08	$2.85	$11.08	$7.45
Per share impact of non-GAAP adjustments noted above	(0.45)	(0.18)	(0.20)	0.17
Adjusted diluted earnings per common share	$3.63	$2.67	$10.88	$7.62

Reconciliation of Operating Margin to Non-GAAP
Revenues less cost of revenues	$712.2	$605.5	$2,172.7	$1,758.0
Operating expenses (9)	$249.4	$235.2	$728.3	$694.7
Operating expenses non-GAAP adjustments noted above	45.4	25.0	106.7	78.8
Adjusted operating expenses	$204.0	$210.2	$621.6	$615.9
Operating income	$534.3	$370.3	$1,515.9	$1,063.3
Operating non-GAAP adjustments noted above	(26.1)	25.0	35.2	78.8
Adjusted operating income	$508.2	$395.3	$1,551.1	$1,142.1
Adjusted operating margin (10)	71.4%	65.3%	71.4%	65.0%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	$554.5	$430.1	$1,564.7	$1,114.9
Non-GAAP adjustments noted above	(28.2)	(26.0)	23.6	27.1
Adjusted income before income taxes	$526.3	$404.1	$1,588.3	$1,142.0

Income tax expense	$126.3	$129.3	$397.7	$328.4
Non-GAAP adjustments noted above	19.0	(6.5)	44.9	8.7
Adjusted income tax expense	$145.3	$122.8	$442.6	$337.1
Adjusted income tax rate	27.6%	30.4%	27.9%	29.5%
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(1)This amount includes acquisition-related costs primarily from the company’s Cboe Digital, Cboe Canada, and Cboe Asia Pacific acquisitions, which are included in acquisition-related costs on the condensed consolidated statements of income.
(2)This amount represents the amortization of acquired intangible assets related to the company’s acquisitions, which is included in depreciation and amortization on the condensed consolidated statements of income.
(3)This amount represents the net gain recognized upon the sale of our Cboe Australia business to TMX Group Limited.
(4)This amount represents an incremental reserve for collectability related to the company's notes receivable in connection with the funding of the Consolidated Audit Trail, which is included in other expenses on the condensed consolidated statements of income.
(5)This amount represents certain strategic realignment costs related to announced strategic realignment initiatives. For the three months ended September 30, 2026, the costs included $13.0 million in compensation and benefits, $2.1 million in professional fees and outside services, $1.4 million in impairment of assets, and $0.2 million in other expenses on the condensed consolidated statements of income. For the three months ended September 30, 2025, the costs included $4.5 million in impairment of assets and $2.5 million in compensation and benefits on the condensed consolidated statements of income. For the nine months ended September 30, 2026, the costs included $36.3 million in compensation and benefits, $6.1 million in professional fees and outside services, $1.9 million in technology support services, and $1.4 million in impairment of assets, partially offset by a reversal of $0.2 million in other expenses on the condensed consolidated statements of income. For the nine months ended September 30, 2025, the costs included $21.6 million in impairment of assets and $3.0 million in compensation and benefits on the condensed consolidated statements of income.
(6)This amount represents the CEO sign-on long-term equity awards granted in 2025 with a grant date value of $6.0 million (comprised of a mixture of time and performance-based awards) that are subject to a 3-year cliff vesting requirement associated with the hiring of Craig Donohue as Chief Executive Officer, which is included in compensation and benefits on the condensed consolidated statements of income. This amount does not include the CEO's annual long-term equity incentive awards that were prorated for 2025.
(7)This amount represents gains associated with the company's former investment in 7Ridge Fund (which owns Trading Technologies) as a result of Trading Technologies' sale, as well as the net gains and losses associated with the company's minority investments, in addition to PYTH token intangible assets which are included in earnings on investments, net on the condensed consolidated statements of income.
(8)These amounts represent the remeasurements of deferred tax assets and liabilities at prevailing effective tax rates for the three and nine months ended September 30, 2026 and 2025, the tax impact related to the resolution of uncertain tax positions and prior year state provision-to-return adjustments for the three and nine months ended September 30, 2026.
(9)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in compensation and benefits ($0.7 million and $2.9 million in expense for the three months ended September 30, 2026 and 2025, respectively, and $4.9 million and $6.4 million in expense for the nine months ended September 30, 2026 and 2025, respectively) and are directly offset by deferred compensation income and expenses included in earnings on investments, net, and dividends included in other income, net ($0.7 million and $2.9 million in income, expense, and dividends in the three months ended September 30, 2026 and 2025, respectively, and $4.9 million and $6.4 million in income, expense, and dividends for the nine months ended September 30, 2026 and 2025, respectively) on the condensed consolidated statements of income. The deferred compensation plans' expenses are not excluded from adjusted operating expenses and do not have an impact on income before income taxes.
(10)Adjusted operating margin represents adjusted operating income divided by revenues less cost of revenues.

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News Release Page 14 of 15
EBITDA Reconciliations
EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. These metrics are presented as supplemental information that the company believes are useful to investors to evaluate the company's results because they exclude certain items that are not directly related to the company’s core operating performance. Operating EBITDA is calculated by adding back to operating income depreciation and amortization. Adjusted Operating EBITDA is calculated by adding back to Operating EBITDA relevant adjustments. Operating EBITDA margin represents Operating EBITDA divided by revenues less cost of revenues. Adjusted Operating EBITDA margin represents Adjusted Operating EBITDA divided by revenues less cost of revenues. EBITDA is calculated by adding back to net income interest (income) expense, net, income tax expense, and depreciation and amortization. EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA is calculated by adding back to EBITDA relevant adjustments. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues less cost of revenues. Relevant adjustments are detailed in the reconciliations that follow. Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow as a measure of the company’s liquidity. In addition, because Operating EBITDA, Operating EBITDA margin, Adjusted Operating EBITDA, Adjusted Operating EBITDA margin, EBITDA, EBITDA margin, Adjusted EBITDA, and Adjusted EBITDA margin may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Table 7	Three Months Ended		Nine Months Ended
(in millions, except percentages)	September 30,		September 30,
Reconciliation of Operating Income to Operating EBITDA and Adjusted Operating EBITDA (Per Table 1)	2026	2025	2026	2025
Operating income	$534.3	$370.3	$1,515.9	$1,063.3
Depreciation and amortization	27.7	30.9	85.3	91.1
Operating EBITDA	$562.0	$401.2	$1,601.2	$1,154.4
Operating EBITDA Margin	78.9%	66.3%	73.7%	65.7%

Non-GAAP adjustments not included in the above line items
Acquisition-related costs	$—	$0.2	$—	$0.4
Gain on divestiture, net	(71.5)	—	(71.5)	—
Provision for notes receivable	14.0	—	14.0	—
Strategic realignment costs	16.7	7.0	45.5	24.6
Executive compensation adjustment	0.6	0.6	1.8	1.0
Adjusted Operating EBITDA	$521.8	$409.0	$1,591.0	$1,180.4
Adjusted Operating EBITDA Margin	73.3%	67.5%	73.2%	67.1%

Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2026	2025	2026	2025
Net income allocated to common stockholders	$426.7	$299.3	$1,162.6	$782.6
Interest (income) expense, net	(9.6)	(1.0)	(19.0)	5.0
Income tax provision	126.3	129.3	397.7	328.4
Depreciation and amortization	27.7	30.9	85.3	91.1
EBITDA	$571.1	$458.5	$1,626.6	$1,207.1
EBITDA Margin	80.2%	75.7%	74.9%	68.7%

Non-GAAP adjustments not included in the above line items
Acquisition-related costs	$—	$0.2	$—	$0.4
Gain on divestiture, net	(71.5)	—	(71.5)	—
Provision for notes receivable	14.0	—	14.0	—
Strategic realignment costs	16.7	7.0	45.5	24.6
Executive compensation adjustment	0.6	0.6	1.8	1.0
Non-operating investment adjustments, net	(2.1)	(51.0)	(11.6)	(51.7)
Adjusted EBITDA	$528.8	$415.3	$1,604.8	$1,181.4
Adjusted EBITDA Margin	74.2%	68.6%	73.9%	67.2%
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Table 8 (in millions)	September 30,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2026	2025
Cash and cash equivalents	$2,662.6	$2,216.5
Cash and cash equivalents (included in assets held for sale)	57.4	—
Financial investments	41.2	36.1
Less deferred compensation plan assets	(40.7)	(35.8)
Less cash collected for Section 31 Fees	—	—
Adjusted Cash	$2,720.5	$2,216.8

Table 9 (in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of GAAP Net Revenue to Net Revenue in Constant Currency	2026	2025	2026	2025
Europe and Asia Pacific net revenue	$73.3	$69.1	$243.0	$203.6
Constant currency adjustment	0.8	—	(9.2)	—
Europe and Asia Pacific net revenue in constant currency[1]	$74.1	$69.1	$233.8	$203.6
(1)Net revenue in constant currency is calculated by converting the current period GAAP net revenue in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.
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